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                                                Exhibit 99.3
                                                NEXTEL COMMUNICATIONS, INC.
                                                2001 Edmund Halley Drive
                                                Reston, VA  20191
                                                703 433-4000

For Immediate Release

                                                                       CONTACTS:
                                          NEXTEL MEDIA: BEN BANTA (703) 433-4700
                                   NEXTEL INVESTORS: PAUL BLALOCK (703) 433-4300

     NEXTEL TO BE FREED TO UTILIZE 900 MHz SPECTRUM TO EXPAND iDEN(R) NETWORK

RESTON, VA -- JUNE 14, 1999 -- Nextel Communications, Inc. (NASDAQ: NXTL) a leading provider of fully integrated mobile wireless communication services, today announced that it has reached agreement with the United States Department of Justice for an out of court settlement, regarding Nextel's legal challenge to the continuing validity of the 1995 Consent Decree.

According to the terms of the 1995 Consent Decree, Nextel was constrained from owning or managing more than a limited amount of 900 MHz frequencies in 13 of the largest markets in the United States. Under the agreed terms of the settlement, which is subject to court approval, Nextel will be permitted to acquire ownership of or rights to use more than half (108 of the available 200) of the 900 MHz channels allocated for specialized mobile radio and other uses in the Consent Decree markets. The entire Consent Decree, and any associated restrictions on Nextel's utilization of additional 900 MHz channels in these markets, will terminate on October 30, 2000. The Consent Decree imposed no restrictions on Nextel's ability to acquire 900 MHz spectrum in any other United States markets.

"This brings clarity to Nextel's business strategy and development," said Dan Akerson, chairman and chief executive officer, Nextel Communications. "This settlement affords us a two-fold benefit. First, there is certainty as to when the Consent Decree will end; and second, we will be free to acquire more than two and a half MHz in each of the larger consent markets, more than tripling our 900 MHz position in each of those markets. This will allow Nextel to assemble a critical mass of 900 MHz channels that will facilitate expansion and capital efficiency in the deployment of our iDEN network."

Nextel expects that it will use these additional 900 MHz channels to expand the capacity of its iDEN network in deploying an expanded-band 800/900 MHz iDEN technology being developed by Motorola.

A number of matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The ability for Nextel to acquire additional 900 MHz channels and deploy dual band 800/900 MHz iDEN technology developed by Motorola, remain subject to risks that include the potential fluctuations in demand for products and services utilizing 900 MHz channels, and rapid technological and market change. The discussion of these matters and subject areas is qualified by the inherent risks and uncertainties surrounding expectations of Nextel's digital mobile network business generally. Nextel has attempted to identify, in context, certain factors that it currently believes may cause actual future experience and results in its digital mobile network business to differ from Nextel's current expectations regarding such relevant matters or subject areas, and such risks and uncertainties are described from time to time in Nextel's reports filed with the Securities and Exchange Commission, including Nextel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

Nextel Communications Inc., headquartered in Reston, VA, is the leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United

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States that covers thousands of communities across the United States. Nextel and
Nextel Partners, Inc. currently serve 92 of the top 100 U.S. markets. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging and Nextel Direct Connect(R) - a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Japan and Shanghai, China. Please visit our web page at http://www.nextel.com.

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Nextel, the Nextel logo, and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc. Motorola and iDEN are registered trademarks of Motorola, Inc.